EXHIBIT 10.14

Those Persons Listed at Schedule One

Liquitek Enterprises, Inc

Second Agreement Amending Agreement for the Acquisition of Certain Ordinary Shares and Rights of Distech Limited by Liquitek Enterprises

KPMG Legal

Solicitors

Auckland & Wellington

Agreement                                            dated                         2001

Parties

1              Those Persons Listed at Schedule One both jointly and severally (“the Stockholders”)

2              Liquitek Enterprises, Inc a Nevada Corporation (“Liquitek”)

Background

A             The parties are all parties to the Principal Agreement.

B                                        The Principal Agreement contains certain rights of rescission by the Stockholders in the case of a failure by Liquitek to satisfy certain funding requirements.

C                                        The parties have agreed that such rescission rights will be further amended to allow Liquitek an extended opportunity to raise the required funds for the ongoing support of Distech.

D                                       The parties have agreed to enter into this Agreement to amend the necessary provisions of the Principal Agreement to reflect these changes.

Agreement

Interpretation

Definitions:  In this Agreement unless the context otherwise requires:

“Agreement” means this amending agreement including the background provisions and schedule;

“Distech” means Distech Limited;

“Insolvency Event” means, in respect of Liquitek:

if an application or order is made, or a resolution is passed or proposed to be passed for the liquidation of the company or its removal from the register, or the company ceases to carry on business;

if a receiver, manager, statutory manager, trustee, administrator, inspector, or similar official is appointed in respect of the company or any of its assets whether by a court, by the company, by its creditors or otherwise;

if an assignment, arrangement or composition for the benefit of or with creditors is proposed or made, or a moratorium or administration is proposed, ordered or arranged;

if any holder of a Secured Interest in any asset of the company enters into or takes possession of such asset or takes any other step to realise or enforce such Secured Interest; or

if the company is placed into Chapter 7 or an application is made to place the company into Chapter 7 or any other similar circumstance;

“Principal Agreement” means the Agreement for the Acquisition of Certain Ordinary Shares and Rights of Distech Limited by Liquitek Enterprises, Inc, dated 30 November 2000 and between Liquitek and the Stockholders as amended by an Agreement Amending Agreement for Acquisition of Certain Ordinary Shares and Rights of Distech Limited by Liquitek Enterprises made on or about 27 August 2001; and

“Rescission Date”  means the date on which any rescission is effected in accordance with clause 2.1.a.

Definitions in the Principal Agreement:  In this Agreement, any term not defined in this Agreement but which is defined in the Principal Agreement will, unless the context otherwise requires, have the meaning given to that term in the Principal Agreement.

Principal Agreement Further Amended

Amendments:  With effect from the date of this Agreement clause 1.4.2 of the Principal Agreement will be amended as follows:

The Stockholders will have the right to rescind the Principal Agreement by giving written notice to Liquitek at any time up to 30 April 2002 and otherwise in accordance with the procedure set out in clause 1.4.2 if:

Liquitek fails by 31 March 2002 to raise the total sum of US$5,100,000; or

Before 30 April 2002 Liquitek notifies the Stockholders that it is ceasing its attempts to raise the total sum of US$5,100,000; or

An Insolvency Event occurs prior to or on 31 March 2002.

Should such rescission rights be exercised by the Stockholders, then in respect of any amounts advanced by Liquitek to Distech from the date of the LOI through to 31 March 2002:

If no Insolvency Event has occurred prior to 31 March 2002, then the parties will procure that:

(aa)         advances owing by Distech to Liquitek up to a maximum amount of $US2,000,000 will be converted to shares in Distech on the basis that Liquitek will receive a 1.25% interest in Distech for every $US100,000 converted to equity.

(bb)         any advance owing by Distech to Liquitek in excess of US$2,000,000 will be a debt owing by Distech to Liquitek.

If an Insolvency Event has occurred prior to 31 March 2002, then Distech will be immediately released from its obligations to repay any sums advanced by Liquitek to Distech, and Liquitek will have no further rights to claim such sums from Distech, the Stockholders or any other person whatsoever.

Advances:  The parties agree that (without limiting the sums which may be part of the advances) for the purposes of determining the amount advanced by Liquitek to Distech under clause 2.1 (b) the following will be deemed to be advances:

One-half of the salary and related payroll taxes and fringe benefits for Kent Price from April 1, 2001 through the Rescission Date.

All of the salary and related payroll taxes and fringe benefits for Chip Barcus from May 1, 2001 through the Rescission Date.

All of the salary and related payroll taxes and fringe benefits for Dudley Ward from November 30, 2000 through the Rescission Date.

One-half of the apartment rental for Kent Price from March through August 2002, which amounts to US$3,150.

The fees from BDO Spicers; American Appraisal; Gibson, Haglund and Paulsen; and Squar, Milner, Reehl and Williamson related to SEC filings and New Zealand corporate filings.

One-half of the rental charges on Kent Price’s office from January 1, 2001 through the Rescission Date, plus all of the rental charges for Dudley Ward’s office from July 1, 2001 through the Rescission Date.

Any expenditures in New Zealand for matters that are Liquitek’s responsibility will be offset against the advances to arrive at a net amount of advances to be converted to equity.  Such disbursements for which Liquitek would bear responsibility are those other than for Liquitek’s involvement with Distech.  In particular, for these purposes, travel of Liquitek personnel between New Zealand and the United States is a Distech responsibility.  The advances will include any allocation of labour costs for Les Moore, Culley Davis, John Nagel, Daron Smith or any of the headquarters staff for work done on Distech affairs (including for example strategic and operational planning, management supervision, fund raising, routine accounting, SEC reporting).

Ward Relocation:  In the event of rescission, the Stockholders will procure that Distech pays the costs of relocating Dudley Ward and any other Distech personnel who may require such relocation upon rescission.

Distech Relocation:  In the event of rescission, the Stockholders will procure that Distech pays the costs of relocating any Distech property from Liquitek facilities to Distech facilities.

Application to Remaining Stockholders:  The parties agree that, in accordance with the provisions of clause 3.2 of the Principal Agreement, the Remaining Stockholders are also provided with the above mentioned rescission rights, and that the rights of rescission provided to the Remaining Stockholders are amended for the benefit of such Remaining Stockholders in accordance with clause 2.1 above.

No Other Changes:  Subject to clause 2.1, in all other respect the Principal Agreement will remain unchanged and continue to bind and be enforceable against the Stockholders and Liquitek.

Operational Matters

Loan to be raised:  The capital to be raised in accordance with clause 2.1 a. i. will include:

US$2,100,000 invested by  Cully W Davis in July 2001;

US$1,200,000 paid by Bart Warner for a secured note in August 2001; and

the sum to be raised by Distech in accordance with clause 3.2

Distech Raising:  The Stockholders must procure that Distech raises in New Zealand the sum of NZ$300,000 by 15 November 2001.

Further Capital Raising:  Both Liquitek and Distech personnel will work together to raise the required capital.  All funds raised by Distech personnel will be dedicated to Distech operations, both those in New Zealand and those in the United States.  Similarly all operating revenues generated by Distech will be applied exclusively to Distech operations, both those in New Zealand and those in the United States.  To the maximum extent possible, all Distech operations, both New Zealand and United States, will be funded by New Zealand investment and Distech operating revenues in order to minimise the advances from Liquitek that might ultimately have to be converted to equity on any rescission.  Any expenditure for Distech paid for with funds raised or generated by Liquitek and not in conformity with the operating plan  referred to in clause 3.6 below must be approved by the Distech Board, as such expenditure will  add to the advances total that would be converted to equity on any rescission.

Distech Funding:  In addition to the funding to be raised by Distech in accordance with clause 3.2, Liquitek must make the following further advances to Distech:

US$200,000 by 15 November 2001; and

US$300,000 payable in 5 equal monthly instalments of US$60,000 each commencing on 30 November 2001.

Liquitek Board:  At the request of the Stockholders, either Chris Horton or Ed Harman will be added to the Liquitek Board of Directors as a replacement for Culley W. Davis.

Distech Board:  The Board of Directors of Distech will be reduced to five members and will consist of John Nagel, Kent Price, Dudley Ward, Guy Eady and Chris Horton.

Distech COO:  Kent Price will remain as President/COO of Distech.  There will be a restructuring of the Distech organisation.  The Distech Board will be afforded the opportunity to express themselves regarding this reorganisation prior to presenting it to the

Liquitek Board for approval.  Adoption of the reorganisation will be a joint decision between Liquitek and Distech interests.

Operating Plan:  A new operating plan for Distech covering the period from 01 October 2001 through 31 March 2002 will be developed.  The plan must be agreed to by each member of the Distech management team and the Distech Board before it is presented to the Liquitek Board for adoption.  It will provide for capital development on the “bootstrapping” concept described above.

Investment Summary:  A revised Liquitek investment summary will be developed that can be used in fund raising efforts in both New Zealand and the United States.  It will emphasize the contributions of the non-Distech portions of Liquitek along with the Distech operations so New Zealand investors can be better educated on the totality of Liquitek.

Liquitek Lock Up:  The Liquitek shares held by the Stockholders and Remaining Stockholders will be made freely tradable under Rule 144 and released from the lock-up provisions as in the Principal Agreement.

Distech Reporting:  Liquitek must procure that Distech provides to the Stockholders monthly accounting reports, including a general ledger trial balance and debtors and creditors subsidiary ledgers, by the close of the fifth working day after the end of each month.  These are to be consistent with the structure of the accounting system that was to have been implemented April 1, 2001.

Execution

Signed on behalf of Detroit Investments
Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of Milcon Developments
(NEW ZEALAND) Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of Harvey Nominees
Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of Kauri Stock
Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of Dairy Improvements
Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of de la Cour Investments
Limited by:

Name:[	]
Director

Name:[	]
Director

Signed on behalf of Liquitek Enterprises, Inc
by:

Name:[	]
Director

Schedule 1
The Stockholders

The Stockholders are:

Detroit Investments Limited, a company incorporate at Auckland;

Milcon Developments (NEW ZEALAND) Limited, a company incorporate at Auckland;

Harvey Nominees Limited, a company incorporated at Auckland;

Kauri Stock Limited, a company incorporated at Auckland;

Dairy Improvements Limited, a company incorporated at Auckland; and

De la Cour Investments Limited, a company incorporated at Hamilton.